Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated November 26, 2013 with respect to the consolidated financial statements of iWeb Group Inc. included in this Current Report of Internap Network Services Corporation on Form 8-K/A.  We hereby consent to the incorporation by reference of said report in the Registration Statements of Internap Network Services Corporation on Forms S-3 (Nos. 333-70870, 333-47288, 333-108573, 333-111878, 333-111880 and 333-118234) and on Forms S-8 (Nos. 333-89369, 333-37400, 333-40430, 333-42974, 333-43996, 333-111543, 333-117068, 333-127989, 333-137314, 333-141245, 333-153766 and 333-175885).

/s/ RAYMOND CHABOT GRANT THORNTON LLP

Montréal, Quebec, Canada

February 7, 2014